BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20150488318-80
	Filing Date and Time 11/05/2015 11:08 AM
	Entity Number E0666882006-8

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Infinity Augmented Reality, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Sub- Article (c) shall be reinstated in its entirety, as follows:

THIRD

(c) Effective as of the effectiveness of this Certificate of Amendment to this Articles of Incorporation and without regard to any other provision of this Articles of Incorporation, each one (1) share of Common Stock, par value $0.00001 per share, issued or outstanding immediately prior to the time this Certificate of Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one hundred and one (101) shares of fully paid and nonassessable Common Stock, par value $0.00001 per share.*

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 60,263,882

4. Effective date and time of filing: (optional) Date: November 6, 2015 Time: 6 AM

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

Infinity Augmented Reality Inc

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.